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                                                                 Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement No. 333-83076 on Form S-1 of our report dated March 30, 2007(which report expresses an unqualified opinion and includes an explanatory paragraph relating to a Transfer Agreement entered into on October 11, 2006 between MetLife Insurance Company of Connecticut (formerly known as "The Travelers Insurance Company") and MetLife Investors Group, Inc.)relating to the consolidated financial statements and financial statement schedules of MetLife Insurance Company of Connecticut and its subsidiaries (the "Company") appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2006 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


We also consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 6, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the acquisition of MetLife Life and Annuity Company of Connecticut and its subsidiary (the "Company")(formerly known as " The Travelers Life and Annuity Company") by MetLife Inc. on July 1, 2005 and the application of the purchase method of accounting) relating to the consolidated financial statements and financial statement schedules of the Company appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2006.


/s/ DELOITTE & TOUCHE LLP


New York, New York
April 9, 2007